PROMISSORY NOTE

Principal Amount:
$260,000

Date of Issuance:
February 21, 2023

FOR VALUE RECEIVED, Gamer Pakistan Inc., a Delaware corporation ("**Borrower**"), promises to pay to the order of Sports Industry of India Inc., a Delaware corporation ("**SII**"), the principal sum of $260,000.00 ("**Principal Amount**"), with interest at the rate set forth below, and due and payable, on the terms and conditions set forth in this Promissory Note (the "**Note**").

1. Interest and Payment.

1.1 Rate of Interest. Beginning on the date of this Note, simple interest shall accrue on the unpaid Principal Amount outstanding under this Note from time to time from the date hereof until paid at a rate of eight percent (8%) per annum until the Principal Amount has been paid in full.

1.2 Payment. The unpaid Principal Amount and accrued and unpaid interest shall be due and payable on the earlier of (i) thirty (30) days after the completion of the initial public offering by Borrower of its common stock or (ii) December 31, 2023. Payment shall be made by wire transfer if SII provides wire transfer instructions to Borrower; otherwise, payment shall be made by check or ACH transfer in lawful money of the United States of America and mailed to 616 South El Camino Real, Suite H, San Clemente, CA 92672, or such other address as SII shall specify in writing from time to time.

1.3 Prepayment. The Borrower may prepay this Note at any time in whole or in part without any prepayment penalty. In the case of any partial prepayment of this Note, such partial prepayment shall be applied, first to pay all accrued and unpaid interest, and then to pay the unpaid Principal Amount of this Note.

2. Events of Default.

2.1 Default. The following shall constitute an "Event of Default" under this Note:

(a) the failure to pay when due any amount under this Note within three (3) days of the due date as stipulated above; or

(b) if an order, judgment or decree is entered adjudicating Borrower bankrupt or insolvent; or if Borrower shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if Borrower shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or

(c) if any case, proceeding or other action against Borrower shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of Borrower or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution, or similar process, shall be issued against any substantial part of the property of Borrower; and if, in each such case, such condition shall continue for a period of thirty (30) days undismissed, undischarged or unbonded.

2.2 Remedies Upon an Event of Default. Upon the occurrence of an Event of Default, SII may, in addition to and not in lieu of any other rights granted to it at law, at its election, declare the entire balance of the Principal Amount and interest thereon immediately due and payable. A delay by SII in exercising any right of acceleration after an Event of Default, while such Event of Default is continuing, shall not constitute a waiver of the Event of Default or the right of acceleration or any other right or remedy for such Event of Default.

3. Other Terms of Note.

3.1 Waiver by the Borrower. Borrower hereby waives diligence, demand, presentment, protest or notice of any kind.

3.2 No Oral Waivers or Modifications. No provision of this Note may be waived or modified orally, but only in a writing signed by the Borrower and SII.

3.3 Governing Law. This Note shall be governed by and construed under the internal laws of the State of California, without regard to its conflict or choice of laws principles.

3.4 Headings; References. Headings in this Note are used for convenience of reference only and do not define or limit the scope of provisions of this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

3.5 Severability. Every provision of this Note is intended to be several. If any provision of this Note is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions of this Note, which shall remain binding and enforceable.

3.6 Further Assurances. The Borrower agree that at any time and from time to time, upon the written request of SII, Borrower will promptly and duly execute and deliver any and all such further instruments and documents as SII may reasonably request in order to obtain the full benefits of this Note, and of the rights and powers granted in this Note.

3.7 Assignability. The Borrower is not permitted to assign or transfer its rights or obligations under this Note without the written consent of SII.

3.8 Successors and Assigns. Subject to Section 3.7, this Note binds the Borrower and its successors, assigns, participants, heirs, administrators and executors.

3.9 Enforcement and Attorneys' Fees. The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys' fees, incurred by SII in the enforcement of any of the obligations of the Borrower under this Note, whether or not a suit or other action is brought to enforce their obligations hereunder.

3.10 Notices. Except as required herein, all notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder (**"Notices"**) shall be in writing and shall be deemed to have been received only if and on the first business day after received (i) by personal delivery, (ii) from a recognized expedited courier service such as Federal Express, DHL or UPS, or (iii) as an "in the window" email or a PDF attachment to an email, provided, however, that receipt of the email is confirmed by an automatically generated "read" receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also sends a copy by personal delivery or by an internationally recognized expedited courier service such as Federal Express, DHL or UPS. All Notices also will be provided by email as permitted in clause

(iii). Unless a party notifies the other party by Notice of a change in Notice information, the address and email of each party is as set forth below in this Agreement.

3.11 Entire Agreement. This Note represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of other prior, contemporaneous or subsequent oral agreements between the parties.

IN WITNESS WHEREOF, this Note has been executed by each of the parties below as of the date first set forth above.

Sports Industry of India Inc.:	Gamer Pakistan Inc.:
By: ______________________	By: ______________________
Name: Richard Whelan	Name: James Knopf
Title: Chief Executive Officer	Title: Chief Executive Officer
Responsible Officer: Richard Whelan	Responsible Officer: Richard Whelan
Email: Rich@efli.com	Email: jknopf24@gmail.com
Copies: kspivak@SMImanagement.com	Copies: etswanson@att.net
616 South El Camino Real, Suite H, San Clemente, California 92672 USA	35 E Horizon Ridge Parkway, Suite 110-481, Henderson, NV 89002-7906